EXHIBIT 12(b)


               BALTIMORE GAS AND ELECTRIC COMPANY AND SUBSIDIARIES
               ---------------------------------------------------

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                 PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS


                                                                                 12 Months Ended

                                                   ---------------------------------------------------------------------------------
                                                     June       December       December      December        December       December
                                                     2001         2000           1999          1998            1997           1996
                                                   ------       --------       --------      --------        --------       --------
                                                                              (In Millions of Dollars)
Income from Continuing Operations
   (Before Extraordinary Loss)                    $ 118.4       $  143.5       $  328.4      $  327.7        $  282.8       $  310.8
Taxes on Income                                      80.6           94.2          182.0         181.3           161.5          169.2
                                                   ------       --------       --------      --------        --------       --------
Adjusted Income                                   $ 199.0       $  237.7       $  510.4      $  509.0        $  444.3       $  480.0
                                                   ------       --------       --------      --------        --------       --------
Fixed Charges:
        Interest and Amortization of
           Debt Discount and Expense and
           Premium on all Indebtedness            $ 172.6       $  186.8       $  206.4      $  255.3        $  234.2       $  203.9
        Capitalized Interest                          -              -              0.4           3.6             8.4           15.7
        Interest Factor in Rentals                    0.7            0.9            1.0           1.9             1.9            1.5
                                                   ------       --------       --------      --------        --------       --------
        Total Fixed Charges                       $ 173.3       $  187.7       $  207.8      $  260.8        $  244.5       $  221.1
                                                   ------       --------       --------      --------        --------       --------

Preferred and Preference
        Dividend Requirements: (1)
        Preferred and Preference Dividends        $  13.2       $   13.2       $   13.5      $   21.8        $   28.7       $   38.5
        Income Tax Required                           9.0            8.7            7.5          12.0            16.4           20.9
                                                   ------       --------       --------      --------        --------       --------
        Total Preferred and Preference
           Dividend Requirements                  $  22.2       $   21.9       $   21.0      $   33.8        $   45.1       $   59.4
                                                   ------       --------       --------      --------        --------       --------

Total Fixed Charges and Preferred
        and Preference Dividend Requirements      $ 195.5       $  209.6       $  228.8      $  294.6        $  289.6       $  280.5
                                                   ======       ========       ========      ========        ========       ========

Earnings (2)                                      $ 372.3       $  425.4       $  717.8      $  766.2        $  680.4       $  685.4
                                                   ======       ========       ========      ========        ========       ========

Ratio of Earnings to Fixed Charges                   2.15           2.27           3.45          2.94            2.78           3.10

Ratio of Earnings to Combined Fixed
        Charges and Preferred and Preference
        Dividend Requirements                        1.90           2.03           3.14          2.60            2.35           2.44


     (1)Preferred and preference dividend requirements consist of an amount equal to the pre-tax earnings that would be required to meet dividend requirements on preferred stock and preference stock.

     (2)Earnings are deemed to consist of income from continuing operations (before extraordinary loss) that includes earnings of BGE's consolidated subsidiaries, income taxes (including deferred income taxes and investment tax credit adjustments), and fixed charges other than capitalized interest.